Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of SRAX, Inc. on Form S-8 (File No. 333-206792) and its Registration Statements on Form S-3 (File Nos. 333-229604, 333-235298, 333-225725, 333-215791, 333-221970, 333-218131, and 333-214646 of our report dated May 1, 2020, with respect to our audits of the consolidated financial statements of SRAX, Inc., as of December 31, 2019 and 2018, which is included in this Annual Report on Form 10-K of SRAX, Inc.

Our report on the financial statements refers to a change in the method of accounting for leases effective January 1, 2019.

/s/ RBSM LLP

RBSM LLP

New York, NY

May 1, 2020